EX 10.11

  RENTECH, INC.


  March 4, 1999


  Mr. Luiz Carlos De Queiroz
  BC Projetos
  Av. Marechal Floriano, 45/10 and.
  Rio de Janeiro, RJ CEP 20080-003

  RE:  Memorandum of Understanding

  Dear Luiz:

       The purpose of this letter is to set forth an agreement between BC Projetos Ltda. and Rentech Inc. for the purpose of exploiting the opportunities in Brazil for use of the Rentech Fischer-Tropsch
  Technology.  This letter will address the following subjects:

  $         Background of the situation
  $         The Petrobras/TDA project
  $         BC Projetos role and Rentech relationship

  BACKGROUND OF THE SITUATION

  Rentech is actively pursuing an opportunity with Petrobras for an evaluation of the use of the Rentech Technology in the Amazon region to convert stranded natural gas, currently being re-injected, to a clean liquid fuel for distribution in the region. BC Projetos has relationships with Petrobras and has assisted Rentech in setting up meetings and presentations to Petrobras.

  It is the intention of Rentech that the initial feasibility work be funded by the U.S. Trade and Development Agency (TDA) which will require a detailed proposal and approval for funding.

  Rentech and BC Projetos have had several conversations and meetings regarding the possible mutual advantages of working together on projects in Brazil and specifically targeting the Petrobras project for the Amazon.

  THE PETROBRAS/TDA PROJECT

  Petrobras is the national energy company that controls all the natural gas and oil in Brazil. They have significant natural gas reserves in the Amazon region that they re-inject because there is no transmission or distribution infrastructure. A number of studies have been completed for the utilization of this resource. These studies include a transmission pipeline, conversion to LNG for shipping out of the region, and power generation. It is our understanding that those options have not proven economical.

  Rentech is proposing that a feasibility study be undertaken to consider the application of the Rentech Fischer-Tropsch Technology. Followed by a detailed conceptual study. Should the project prove to be economical upon completion of the detailed conceptual study then Rentech and BC Projetos would seek a project owner and developer.

  The funding for the feasibility and detailed conceptual work would be through a grant from the U.S. Trade and Development Agency.

  BC PROJETOS ROLE AND RENTECH RELATIONSHIP

  BC Projetos is an engineering firm in Brazil with years of experience and a well-qualified process engineering staff. BC Projetos also has relationships with Petrobras that can assist Petrobras in moving forward with the proposed project as well as other potential projects that could utilize the Rentech Technology.

  Rentech proposes that this letter set up a relationship with BC Projetos for projects in Brazil. BC Projetos would be the engineer of preference in Brazil for Rentech with the role of BC Projetos defined as follows:

  Marketing support for Rentech in Brazil including:

  $         Identification of potential projects.
  $         Setting up meetings for Rentech with Brazilian clients.
  $         Identification of potential partners for project and
  financing structures in Brazil.
  $         Proposal translation and submittal for projects in Brazil.

  Engineering support for projects in Brazil including:

  $         Feasibility engineering.
  $         Data gathering.
  $         Preliminary flow sheets and process material balances.
  $         Site tours and reviews, development of plot plans.
  $         Soils analysis and sampling.
  $         Environmental permit process and review.
  $         Environmental permits applications.
  $         Local material and construction cost estimating.
  $         Government regulations on importing and taxing of process
  plan equipment.

  During the marketing phase on any project, BC Projetos would pay for its own marketing expenses and Rentech would pay for its own marketing expenses. Once a project is defined and a client has awarded a contract to either BC Projetos or Rentech, then each party will receive payment for their respective services pursuant to a mutually negotiated contract between them.

  The U.S. TDA places restriction on payments of grant monies to foreign engineering companies of 25% of the grant. Accordingly the Petrobras/TDA project that has been targeted would have BC Projetos working with a U.S. Engineering firm. Rentech will use its best efforts to negotiate a scope of work with the U.S. Engineering firm that would provide the maximum services for BC Projetos.

  Should Rentech receive any interest by parties in Brazil, those would be shared with BC Projetos and a mutual response and follow up would be developed. Rentech will provide marketing material and technical information to BC Projetos in support of their marketing and engineering efforts.

  It is understood that neither Rentech nor BC Projetos can control the clients and should a client desire to use a competing Fischer-Tropsch technology, BC Projetos is free to provide the engineering for the client using that specific technology. Likewise, should the client prefer to use an alterative engineering firm, together with the Rentech Technology, then Rentech has the right to provide the technology and work with the client's designated engineer. However, both Rentech and BC Projetos will diligently and in good faith attempt to convince the client of our team strength and preference for working together.

  Any disputes arising under this Memorandum of Understanding would be settled through arbitration under the rules of the American Arbitration Association.

  Should you have questions please call.

  Very truly yours
  Rentech, Inc.

     /s/
  by Richard Sheppard
  Director for GTL Marketing


  Read, Acknowledged and agreed to by:

  BC Projetos

    /s/
          8 MAR 99
  ______________________________________  _________________
  Signature

  Luiz Carlos De Queiroz
  Director